Exhibit 99.1

CAPE BANCORP, INC. REPORTS

SECOND QUARTER 2008 RESULTS

Cape May Court House, New Jersey, July 30, 2008—Cape Bancorp, Inc. (“Cape Bancorp”) (NASDAQ: “CBNJ”), the parent company of Cape Bank, announces its operating results for the quarter ended June 30, 2008. Cape Bancorp reported net income of $1.3 million, or $.11 per share, for the June 30, 2008 quarter. For the quarter ended March 31, 2008, Cape Bancorp reported a net loss of $(2.2) million, or $(.22)1 per share. Net income for the quarter ended June 30, 2008 included approximately $550 thousand of systems conversion and merger related expenses, net of taxes, associated with the acquisition of Boardwalk Bank. Net interest margin for the quarter ended June 30, 2008 increased to 3.44% from 3.40% for the quarter ended March 31, 2008. Return on average assets for the quarter ended June 30, 2008 increased to 0.46% from (0.92)% for the quarter ended March 31, 2008. Return on average equity for the quarter ended June 30, 2008 increased to 2.85% from (6.03)% for the quarter ended March 31, 2008.

For the six months ended June 30, 2008, Cape Bancorp reported a net loss of $(910) thousand or $(.11)1 per share. Net interest margin for this period was 3.40%, return on average assets was (0.22)% and return on average equity was (1.62)%. The loss includes Cape Bank’s contribution of $6.3 million to the charitable foundation it established as part of its initial stock offering and approximately $785 thousand of expenses, net of taxes, associated with Cape Bank’s name change and costs related to the acquisition of Boardwalk Bank.

At June 30, 2008, Cape Bancorp’s total assets decreased to $1.159 billion from $1.161 billion at March 31, 2008, a decrease of $(2.0) million or (0.17)%. For the period January 31, 2008 (the date we completed our initial public stock offering and simultaneous acquisition of Boardwalk Bank) through June 30, 2008, assets increased $20.3 million or 1.78%.

At June 30, 2008, Cape Bancorp’s total net loans increased to $800 million from $790 million at March 31, 2008, an increase of $10.0 million or 1.27%. For the period of January 31, 2008 through June 30, 2008, net loans increased $24.1 million or 3.1%.

At June 30, 2008, Cape Bancorp had $31.1 million in total delinquent loans, or 3.84% of total gross loans, down from $38.5 million or 4.82% at March 31, 2008. Loans delinquent 31-60 days declined to $4.4 million from $17.0 million at March 31, 2008, and loans delinquent 61-90 days declined to $1.0 million from $7.3 million at March 31, 2008.

At June 30, 2008, Cape Bancorp had $25.8 million in non-performing loans, or 3.18% of total gross loans, up from $14.6 million or 1.82% of total gross loans at March 31, 2008. At June 30, 2008, there was no other real estate owned. All of the non-performing loans are collateralized, and Cape Bancorp’s management is of the view that the collateral adequately secures such loans. Where necessary, Cape Bank will apply its loan workout experience to protect its collateral position. Non-performing loans by portfolio includes commercial of $24.6 million, residential of $1.2 million and consumer of $1 thousand. Commercial non-performing loans had collateral type concentrations of 25% in residential, duplex and multi-family related loans, 20% in land and building lot related loans, 20% in retail store and restaurant related loans, 17% in marina and auto dealership related loans, 11% in B&B and hotel related loans and 7% in commercial building and equipment related loans. The three largest relationships in this category of non-performing loans are $6.2 million, $3.0 million, and $2.7 million, respectively. Herbert L. Hornsby, Jr., Chief Executive Officer of Cape Bancorp stated: “The South Jersey Shore market is showing sensitivity to the broader economy. Some of our borrowers are showing the strain of a weaker economy. We are closely monitoring these relationships.”

At June 30, 2008, Cape Bancorp’s loan loss reserves increased to $8.7 million from $8.2 million at March 31, 2008, an increase of $533 thousand or 6.5%. The loan loss ratio increased to 1.08% of gross loans from 1.02% of gross loans at March 31, 2008. The loan loss reserve to non-performing coverage ratio decreased to 33.9% at June 30, 2008 from 56.2% at March 31, 2008.

At June 30, 2008, Cape Bancorp’s total investment securities decreased to $196.5 million from $199.8 million at March 31, 2008, a decrease of $(3.3) million or (1.65)%. Of this amount, investment securities classified as available-for-sale were $152.2 million, or 77% of total investment securities. For the period January 31, 2008 through June 30, 2008, investment securities decreased $(8.1) million or (3.98)%. During this period, the collateralized debt obligation portion of the investment portfolio declined in value by approximately $(8.0) million. At June 30, 2008, the cost basis of such securities was $26.4 million with a fair market value of $18.4 million. Management will continue to evaluate this portfolio. In the event any of these securities are downgraded below investment grade (BBB), projected cash flows are not adequate to meet contractual obligations or the market value of such securities declines further and remains depressed for a substantial period of time, the Company will evaluate them for other-than-temporary impairment at that time. For the quarter ending June 30, 2008, the Company recognized an other-than-temporary impairment charge of $201 thousand on the equity securities of two financial institutions (Freddie Mac and Fannie Mae), leaving a current market value of $1.1 million.

At June 30, 2008, Cape Bancorp’s total deposits decreased to $745.4 million from $788.9 million at March 31, 2008, a decrease of $(43.5) million or (5.51)%. Core deposits (DDA, savings and money market accounts) increased to $377.8 million at June 30, 2008 from $374.2 million at March 31, 2008, an increase of $3.6 million or 0.95%. Certificate of deposits decreased to $358.4 million from $409.6 million at March 31, 2008, a decrease of $(51.1) million or (12.5)%. The decrease in certificates was attributable to a high volume of maturities that did not renew with Cape Bank, as management determined to increase borrowings as a funding source in lieu of renewing high cost certificates of deposit. For the period January 31, 2008 through June 30, 2008, total deposits decreased $(30.6) million, or (3.94)%.

At June 30, 2008, Cape Bancorp’s total borrowings increased to $225.2 million from $180.3 million at March 31, 2008, an increase of $44.8 million or 24.8%. The increase in borrowings was at a lower cost compared to funding through certificate of deposits. At June 30, 2008, Cape Bancorp’s borrowings to assets ratio increased to 19.4% from 15.5% at March 31, 2008. Borrowings to total liabilities increased to 23.1% at June 30, 2008 from 18.5% at March 31, 2008.

Cape Bancorp’s total equity decreased to $182.7 million at June 30, 2008 from $186.4 million at March 31, 2008, a decrease of $(3.7) million or (1.98)%. The decrease in equity was attributable to a decrease in accumulated other comprehensive income of $(3.9) million, net of tax, resulting primarily from the decrease in market value of collateralized debt obligations. Management reviewed the decrease in other comprehensive income and determined that it is temporary as defined by EITF 99-20. At June 30, 2008, stockholders’ equity decreased to 15.8% of total assets from 16.1% of total assets at March 31, 2008. Tangible equity totaled $127.2 million or 11.53% of period end tangible assets, a decrease from 11.86% at March 31, 2008.

Herbert L. Hornsby, Jr., President and Chief Executive Officer of Cape Bancorp, stated: “We continue to position ourselves to be a successful public company following our IPO on January 31, 2008. We have successfully completed the integration of Boardwalk. The core system conversion that was completed in early June consolidated the administrative/branch operations. This enhanced the operational efficiencies of Cape Bank enabling our staff the ability to provide superior customer service.”

“We continue to be highly capitalized, although we are concerned about the increase in non-performing assets, which we are closely monitoring. Additionally, we are watching the collateralized debt obligations that we acquired in the Boardwalk acquisition and we are adjusting their valuation as required by market conditions.”

“Finally, the turmoil in the banking markets, especially at many of our larger competitors, is creating opportunity for community based organizations like Cape. We find ourselves well positioned to take advantage of these opportunities for the benefit of our shareholders.”

SELECTED BALANCE SHEET DATA

(Unaudited, in thousands)

	June 30, 2008	March 31, 2008
Investments	$196,496	$199,816
Net Loans	799,566	789,957
Allowance for Loan Losses	8,708	8,175
Total Assets	1,158,922	1,160,942
Total Deposits	745,361	788,892
Total Borrowings	225,152	180,304
Total Equity	182,691	186,364

SELECTED INCOME STATEMENT DATA

(Unaudited, in thousands except share data)

	Quarter Ended June 30, 2008	Quarter Ended March 31, 2008	Six month Ended June 30, 2008
Interest Income	$15,048	$13,454	$28,502
Interest Expense	6,288	6,217	12,505
Net interest income	8,760	7,237	15,997
Provision for loan losses	558	282	840
Pre-tax income	1,707	(4,221)	(2,514)
Net income	1,337	(2,246)	(910)
Earnings per share[1]	0.11	(0.22)	(0.11)
Average Shares Outstanding	12,262,084	12,311,190	12,281,862

[1]

Earnings Per Share calculation excludes $401,658 from year-to-date net income and first quarter net income. This amount represents income earned by Cape Savings Bank (now Cape Bank) prior to the formation of Cape Bancorp. Earnings Per Share calculation uses average outstanding shares which includes earned ESOP shares.

SELECTED RATIOS and PERFORMANCE MEASUREMENTS

	At or for Quarter Ended June 30, 2008	At or For Quarter Ended March 31, 2008
ROAA	0.46%	(0.92)%
ROAE	2.85%	(6.03)%
Net Interest Margin	3.44%	3.40%
Efficiency Ratio	79.22%	147.25%
Equity to Assets (end of period)	15.76%	16.05%
Tangible Equity/Tangible Assets	11.53%	11.86%

Non-Performing Loans to Total Gross Loans	3.18%	1.82%
Loan Loss Reserve to Non-Performing Loans	33.85%	56.16%
Loan Loss Reserve to Total Gross Loans	1.08%	1.02%

Book Value	$13.72	$14.00
Tangible Book Value	$9.56	$9.85
Stock Price	$9.75	$9.74
Price to Book Value	71.05%	69.57%
Price to Tangible Book Value	101.99%	98.88%

For further information contact Herbert L. Hornsby, Jr., CEO or Robert J. Boyer, CFO, Cape Bancorp: (609) 465-5600.

This press release discusses primarily historical information. Statements included in this release, to the extent they are forward looking, involve a number of risks and uncertainties such as competitive factors, economic conditions and regulatory changes in the banking industry. Further information on factors that could affect Cape Bancorp’s financial results can be found in the Cape Bancorp’s Form 10-K for the year ended December 31, 2007, which was filed by Cape Bancorp with the Securities and Exchange Commission on March 31, 2008.